Investor Presentation: September 2018

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-227529
September 26, 2018

# Level Brands

NYSE American: LEVB

# Forward-looking Statements

This presentation may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this presentation discusses information or expectations about Level Brands, Inc.'s business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "should," "may," "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes." These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Level Brands, Inc.'s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 as filed with the Securities and Exchange Commission (the "SEC") on December 26, 2017 and our other filings with the SEC. Level Brands, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law.

# Forward-looking Statements

## Free Writing Prospectus Statement

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, dated September 26, 2018, is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, a division of Fordham Financial Management, Inc., Prospectus Department, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (646) 968-9355 or e-mail: prospectus@think-equity.com.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective.

## Intellectual Property Disclosure

This presentation contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

# Offering Summary

| Issuer | Level Brands, Inc. |
| --- | --- |
| Listing/Symbol | NYSE AMERICAN: LEVB |
| Expected Offering Size | $6,000,000 (100% Primary) |
| Over-Allotment Option | 15% (100% Primary) |
| Use of Proceeds | Brand development and expansion, acquisitions and general working capital. |
| Sole Book-Runner | ThinkEquity, a division of Fordham Financial Management, Inc. |

| | |
| --- | --- |
| Recent Price* | $5.22 |
| Market Cap* | $42.4M |
| Shares Outstanding * | 8.1M |
| Float * | 5.9M |
| Net Sales (9 mos)[1] | $6.9M |
| Debt | $0 |
| Cash[1] | $5.4M |
| Total Assets[1] | $16.5M |

* As of September 24, 2018

[1] As of June 30, 2018

LB
Level Brands

# Level Brands' Founders

## Kathy Ireland
***Chairman Emeritus & Chief Brand Strategist***

- Self-made, internationally recognized mogul
- Built & leads world's 27th largest licensing company with estimated $2.5 billion annual sales[1]
- *kiWW*® has 17,000 product sku's in 55,000 retail locations worldwide
- Brand partners include: Berkshire Hathaway, American Family Insurance, Nourison, Paul Raps, and more
- kiWW affiliates 12.7% shareholder of LEVB

## Martin A. Sumichrast
***Chairman of the Board & CEO***

- Fund manager at Stone Street Partners and Trustee at Barings Short Duration High Yield Fund (NYSE: BGH)
- Seasoned entrepreneur with 25+ years of business building and executive leadership experience
- Initial investor & founding shareholder with 9.2% interest


FEBRUARY 27 • 2012 EDITION
Forbes
SUPERMODEL
SUPERMOGUL

[1] According to Forbes

# Leadership | Management



**Kathy Ireland**

**Chief Brand Strategist & Chairman Emeritus**

One of the most successful entrepreneurs in America and a global humanitarian, Ms. Ireland is Chairman & CEO of kathy ireland® Worldwide; founded in 1993 with a Moretz Sports collection of athletic socks, continuing an iconic fashion career, beginning as a supermodel. By 2003, kathy ireland® socks had sold over 100 million pairs. kiWW® is listed by *License Global* magazine as one of the most powerful brands globally. Ms. Ireland credits teamwork and dedication for the success of kiWW®. She has graced the cover of *Forbes* multiple times, per Fairchild Publications, is one of the 50 most influential people in fashion, and is first Ambassador for YWCA - GLA, Best Buddies, and The Elizabeth Taylor AIDS Foundation.



**Martin A. Sumichrast**

**Chief Executive Officer & Chairman of the Board**

Mr. Sumichrast's 25-year executive entrepreneurial career spans business development, finance and investment, and real estate. He has extensive hands-on experience building businesses and has participated in dozens of transactions including M&A. Mr. Sumichrast became Chairman of Level Brands, Inc. shortly after inception. Mr. Sumichrast is Managing Director of Washington Capital, LLC, a family office and Managing Member of Stone Street Capital, LLC, a Charlotte, NC-based private investment company. He serves as Independent Trustee of the Barings Capital Global Short Duration High Yield Fund (NYSE: BGH), and Barings Capital Fund Trust.



**Stephen Roseberry**

**President & Chief Marketing Officer, I'M1 & EE1**

Mr. Roseberry is responsible for licensing and strategic marketing at kathy ireland® Worldwide and Level Brands' I'M1 and EE1 brands. His leadership skills and business acumen are transformational in kiWW® becoming a global licensing brand. Mr. Roseberry serves as a member of both the kiWW® and Sterling Winters Co. Board of Directors. He has spent his entire career in service to kathy ireland's® business endeavors. Mr. Roseberry is an accomplished producer for HBO, Showtime, PBS, Lifetime, TNN and the highest-rated films in the history of ABC Family Television: *Once Upon A Christmas* and *Twice Upon A Christmas*, starring kathy ireland®, which air annually in more than 50 countries.



**Mark S. Elliott**

**Chief Financial Officer & Chief Operating Officer**

Mr. Elliott's 30 years' business experience includes leadership positions in financial, retail, consulting, and governmental sectors. As founder and partner of Premier Alliance Group, currently named root9B Holdings, Inc., he directed its transformation to a public market company and successfully integrated six strategic M&A transactions, as Chairman and CEO, 2004-2013. He also served as its CFO, 2004-2010, and Chief Administrative Officer, 2014-2015. His career includes technology and management positions with Fortune 500 companies, JCPenney, and First Union National Bank.

# Leadership | Board of Directors



**Erik Sterling**
Director

Mr. Sterling is vice chairman of *kathy ireland*® Worldwide (*k*IWW®), and co-founder of Sterling Winters Co., a brand-building, marketing and management firm established in 1978, and now a wholly owned subsidiary of *k*IWW®. He is also Vice Chairman and Chief Financial Officer of *k*IWW®. Mr. Sterling has four decades of branding, marketing, executive leadership and operational experience.



**Anthony K. Shriver**
Director

Mr. Shriver is Chairman and CEO of Best Buddies® International, a nonprofit 501(C)(3) organization he founded in 1989, establishing a global volunteer movement that creates advantages for people with intellectual and developmental disabilities. Best Buddies has grown from one chapter to nearly 1,900 middle- and high-school and college chapters worldwide, with participant programs in every state and over 50 countries. Mr. Shriver has dedicated his life to charitable efforts.



**Seymour G. Siegel**
Director

Mr. Siegel's 35-year career in public accounting and SEC regulatory matters includes a strong background in M&A, startups, cost cutting initiatives, profit enhancements and business operations. He is President of Siegel Rich, Inc. a consulting firm, since 2014, and was a principal emeritus at Rothstein Kass. A CPA by training, Mr. Siegel has served on the boards of numerous public companies and has been a director and officer of many business, philanthropic and civic organizations.



**Bakari Sellers**
Director

An attorney, political commentator at CNN, and former member of the South Carolina House of Representatives, 2006-2014, Mr. Sellers has been a member of the Strom Law Firm, LLC, in Columbia, since 2007. He made history as the youngest member of the SC State Legislature and youngest African American elected official in the US. Mr. Sellers is an advocate of progressive public policies to address issues ranging from education and poverty, to preventing domestic violence and childhood obesity.



**Gregory C. Morris**
Director

Mr. Morris's extensive executive level experience in public companies focuses on finance, investments, benefits, risk management, legal and human resources. Currently Vice President of Human Resources at Healthstat, Mr. Morris also served as Vice President of Administration and Corporate Secretary at Swisher Hygiene. Mr. Morris has over 15 years of board of director experience, having served on publicly traded and non-profit boards.

# Corporate Overview

## Level Brands is an innovative licensing, marketing and brand-management company.

- We provide **brand recognition**, creating bold, socially-responsible branding for leading businesses through our *kathy ireland*®Health & Wellness and Ireland Men One (I'M1) brands.
- Our brand management business helps companies develop strategies that create brand awareness, access new markets, and sell products.
- Consumer-products focused, targeting health & wellness, fashion, beauty, and entertainment.
- We are seeking to build a consistent recurring royalty stream from our services and product sales.

kathy ireland® HEALTH & WELLNESS

I'M1 Ireland Men One

EE1 Encore Endeavor One

BEAUTY & PIN-UPS™

# Business Model

**Level Brands seeks to structure contracts with components that provide revenue in two phases**

## Initial Revenue

**Cash and/or Equity ***

Marketing fees, equity issuance, upfront licensing fees, minimum royalty guarantees, and advisory fees.

## Recurring Revenue

**Royalties on Each Unit Sold**

Royalties, incl. 3rd-party contacts/referrals, annual marketing and licensing fees.

---

**Contract to Market Roll-Out Goals:**

| Execute contract, brand development, creative study | Finalize rebranding and distribution strategy, campaign design | Finalize preparations & go-to-market strategy |
|---|---|---|
| **90 days** | **90-120 days** | **120-180 days** |

LB Level Brands

*Equity positions have been received in the past but are being managed to a much lower level

# *kathy ireland®* Health & Wellness: A $3.7 Trillion Addressable Market[1]

*kathy ireland®*
HEALTH & WELLNESS

*A health and wellness brand featuring products for the mind, body, and soul to encourage all to live a healthy, balanced life.*

- Products to be branded: *kathy ireland®* Health & Wellness
- 10-year exclusive license with globally-recognized *kathy Ireland® Worldwide*
- Health and wellness is one of today's and tomorrow's top consumer lifestyle focus segments
- Initial transactions include: Damiva, Boston Therapeutics, Isodiol
- Wide-ranging, all-encompassing category, includes:
  - Health Supplements
  - Healthy Eating
  - Nutrition & Weight Loss
  - Fitness
  - Preventive & Personalized Medicine
  - Complementary & Alternative Medicine
  - Wellness Lifestyle
  - Spa & Wellness Industry
  - Workplace Wellness Programs

LB Level Brands

[1] Based on data from the Global Wellness Institute October 2016

# Targeting a $450 billion addressable market

Ireland Men One

*A socially-conscious lifestyle brand focused on men's grooming, personal care, accessories, and apparel*

www.levelbrands.com/media

**I'M1 Video**


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# I'M1 Ireland Men One — Contract Snapshot

## Fitness



**5-year agreement, 8% royalty fee, annual brand participation fee**

- **Gravocore** is an intelligent, portable, joint-friendly mounted fitness training machine, launched in 2017 in an exclusive partnership with Amazon

## Eyewear



LOOSE LEAF NEW YORK

**5-year agreement, 4% royalty fee, $15,000 annual marketing fee**

- **I'M1 Eyewear by Loose Leaf** began retail placement of men's fashion eyewear ($13 billion** market globally) in December 2017, with continued retail and online merchandising expansion in early 2018

## Lifestyle



KURE VAPORIUM

**10-year agreement, 5% royalty fee, $600,000 advisory fee**

- **KURE Vaporium Lifestyle Lounges** serves the $5.5 billion US vapor/e-cigarette market which is projected to eclipse $10 billion by 2020***; 48% of U.S. adult smokers have tried vaping****

LB Level Brands

Sources: **The Business Of Fashion, "A Closer Look at the $13 Billion Premium Eyewear Market," May 15, 2015; ***Wells Fargo Securities, LLC estimates January 2017 & February 2018; ****Center for Disease Control 2015

EE1 Encore Endeavor One

# Brand Management

EE1 Encore Endeavor One

**We make our clients' products more attractive to consumers, helping our clients with brand awareness.**

- Improve marketing plans
- Find new markets
- Strategically align products
- Secure product placements
- Support social & traditional media campaigns


OXiGEN
BAD GIRLS
sgblocks

LB Level Brands

EE1 Encore Endeavor One

# Contract Snapshot

BMG

## MUSIC: 3-record deal with one of world's four largest record companies

The first recording is under way for a new EE1 entertainment project, which includes multiple concept songbook albums and programming. Global distribution for these albums is yet to be finalized.



## TELEVISION: 5-year agreement at $1,800,000 per year

Worldwide Business with *kathy ireland*®, an award-winning business and health program that is independently produced by Multi Media Productions.

sgblocks

## CONSTRUCTION: Potential $3,750,000 deal

Master Services Agreement with premier designer, innovator, and fabricator of container-based structures; if all 100 units are purchased, the total contract value is expected to exceed $3,750,000.

## PERSONAL CARE: Damiva

**Minimum annual royalty guarantee + annual marketing fees.** Damiva's all-natural vaginal-health product line for women of all ages aligns with the team's efforts to impact the women's-product industry by breaking down barriers and creating innovative and natural products. Brand marketing and strategy.

## CONSUMER PRODUCTS: OXiGEN™ Water

**$0.40 to $0.60 per case of product sold.** Formula Four Beverages' OXiGEN™ takes water to a whole new level. OXiGEN™ water and shot both contain proprietary, highly stable O4 oxygen molecule to reduce effects of fatigue and improve post-exercise recovery. Brand marketing and strategy.

## FOOD: Chef Andre Carthen

**Brand licensing. 7-year agreement, 80% royalty fee.** Aka the Fit Chef, is a celebrity chef who has contributed to a New York Times #1 best seller and appeared on many network television shows and in syndication.

# Socially Responsible to the Core

## Millennium Development Goals*

Each partner, client, and licensee is required to join the team in supporting Millennium Development Goals to improve the condition of lives around the world:

1. We must eradicate extreme poverty and hunger
2. Achieve universal primary education
3. Promote gender equality and empower women
4. Reduce child mortality
5. Improve maternal health
6. Combat HIV/AIDS, malaria, and other diseases
7. Ensure environmental sustainability
8. Develop a global partnership for development
9. Bring opportunities of financial stability and healthcare to American veterans and their families
10. Stop human trafficking

LB Level Brands

* Nos. 1-8 are Millennium Development Goals originally established by the United Nations in September 2000. *Kathy Ireland*® personally added 9 and 10.

# Strong YTD Sales and Earnings Growth

- ✓ 9 months fiscal 2018 Total Net Sales up 105% YOY
- ✓ 9 months fiscal 2018 net income of $943K, compared to same period fiscal 2017 net loss of $(1.1M)
- ✓ 9 months fiscal 2018 EPS of $0.06 compared to $(0.34) in same period of 2017
- ✓ 9 months gross profit as percentage of net sales: 73%
- ✓ Cash[1]: $5.4M
- ✓ Working Capital[1]: $11.3M
- ✓ Long Term Debt: $0

**Quarterly Net Sales Growth**



$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Q1
Q2
Q3
2017
2018

[1] as of June 30, 2018

# Pre-Deal Capitalization Table

| | |
|---|---|
| Common Shares Outstanding | 8,123,928 |
| Options ($5.23 WAEP) | 469,650 |
| Warrants ($6.84 WAEP) | 312,176 |
| Total | 8,870,754[1] |

[1] as of September 25, 2018

# *kathy ireland®* Health & Wellness: Near-Term Focus

ISODIOL INTERNATIONAL

## 10-year licensing deal valued at $32M


DAILY
REST
MEND


EASE
DEFEND

- CBD market could top $22 billion within the next four year[1]
- Diverse portfolio of CBD products
- Supplements, consumable and topical skin care aids
- 99%+ pure, bioactive pharmaceutical grade CBD derived from hemp plant
- $2 million upfront fee[2], $750,000[2] quarterly payments, and 3% ongoing royalty on all gross sales of branded products

Boston Therapeutics

## 7-year licensing deal initially valued in excess of $1.5M


Smart Glycemic Health
SUGAR
DOWN
60
DIETARY SUPPLEMENT

- Diabetes affects an estimated 425M people globally [3]
- Agreement initially covers sugardown®, a chewable dietary supplement for glycemic health
- $850,000 upfront brand management fee, plus ongoing royalty on all gross sales using licensed mark:
  - 5% on first $10M in sales;
  - 7.5% of sales between $10M and $50M
  - 10% of sales exceeding $50M

[1] Based on a 2018 CBD report by Brightfield Group
[2] Payable in Isodiol shares
[3] International Diabetes Federation 2018

# Acquisition Opportunities

## Strategy

- Develop leading consumer brand(s)
- Maintain significant gross margins
- Synergistic with existing brand management capabilities
- Leverage Kathy Ireland relationship

## Target Guidelines

- Health & Wellness sector
- Consumer brands focused
- Segment experiencing high growth rates

## Target Parameters

- Leading intellectual property
- Business showing significant ramp
- Brand management focus
- Historical success rate

# Investment Highlights

- **Strong leadership:** *kı*WW® team and Level Brands' seasoned business and finance executives
- **Long-term contracts with fixed terms:** annual royalty fees average 4% - 7%+; contracted for average of 5 to 10 years
- **Strong growth:** first 9 months fiscal 2018* total net sales up 105% year-over-year
- **Partnership driven:** unique cross-selling opportunities
- **Non-capital intensive:** low overhead, no inventory
- **High gross margins:** expected to average 65%-80%
- **Strong balance sheet:** well capitalized, virtually no debt, and profitable
- **Acquisition possibilities:** assessing multiple opportunities to expand focus in health & wellness sector

LB Level Brands

* Unaudited

LB

Level Brands

Thank you.

# Directional Decision-Making Matrix (kiWW® & LEVB)

| Sourced by kiWW® | Investment or Entity Purchase | License, Advisory or Brand Ambassador | Third Party Corporate Brand Management or Marketing Opportunity |
|---|---|---|---|
| For Level Brands | Level Brands has ROFR for up to 50% (remainder to kiWW®) | N/A | N/A |
| For I'M1 | N/A | ROFR for I'M1 | N/A |
| For EE1 | N/A | N/A | ROFR for EE1 |
| For BPU | N/A | ROFR for BPU | N/A |
| For kiWW® | No obligation to Level, I'M1, EE1 or BPU ROFR for Level Brands | No obligation (unless exclusively in Men's Category, then ROFR for I'M1) | No obligation to Level Brands, I'M1, EE1 or BPU |
| For kathy ireland® Health & Wellness | N/A | To Level Brands | N/A<br>N/A |

| Sourced by Level Brands | Investment or Entity Purchase | License, Advisory or Brand Ambassador | Third Party Corporate Brand Management or Marketing Opportunity |
|---|---|---|---|
| For kiWW® | kiWW® has ROFR for up to 50% (remainder to Level Brands) | Referral fee of 50% of compensation | Referral fee of 50% of compensation |
| For I'M1 | N/A | To I'M1 | N/A |
| For EE1 | N/A | N/A | To EE1 |
| For BPU | N/A | To BPU | N/A |
| For Level Brands | No obligation to kiWW® | N/A | N/A |
| For kathy ireland® Health & Wellness | No obligation to kiWW® | To Level Brands | To Level Brands |

kiWW® is obligated to refer certain kiWW®-sourced opportunities to Level Brands. Level Brands has the opportunity to earn fees on transactions it sources for kiWW®.

LB
Level Brands